Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 4, 2008, with respect to the balance sheet of St.George Bank Limited and the consolidated balance sheet of St.George Bank Limited and its controlled entities as of September 30, 2008, and the related income statements, and statements of cash flows and statements of recognised income and expense for the year ended September 30, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG

Sydney, Australia

February 18, 2009